Exhibit 5.1

April 14, 2025

Robot Consulting Co., Ltd.

Le Graciel Building 2, 6th Floor, 5-22-6 Shinbashi

Minato Ward, Tokyo 105-0005

Japan

Dear Sirs and Mesdames:

We have acted as legal counsel to Robot Consulting Co., Ltd. (the “Company”), a joint-stock corporation with limited liability organized under Japanese law (kabushiki kaisha), with respect to the laws of Japan in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “SEC”), under the United States Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-1 (File No. 333-284875) (including all exhibits thereto and as amended from time to time, the “Registration Statement”) and the initial public offering of up to 4,312,500 ordinary shares of the Company (the “Primary Shares,” and the ordinary shares of the Company in general, the “Shares”) (including 3,750,000 Shares issuable to the underwriters in connection with the Company’s offering set forth in the Registration Statement, and up to 562,500 Shares issuable upon exercise by the underwriters of their over-allotment option) in the form of American Depositary Shares (“Primary ADSs”) as described in the Registration Statement and the resale of up to 1,800,000 Shares by the selling shareholder identified in the Registration Statement under the caption “Selling Shareholder” (the “Secondary Shares”) in the form of American Depositary Shares (together with the Primary Shares, the Secondary Shares and the Primary ADSs, the “Securities”) as described in the Registration Statement.

For the purposes of rendering this opinion, we have examined the following documents:

(a)	an official certificate of all matters recorded in the commercial register of the Company dated April 14, 2025;

(b)	a copy of the Articles of Incorporation of the Company effective as of April 14, 2025;

(c)	a copy of the Regulations of the Board of Directors of the Company effective as of April 14, 2025;

(d)	a copy of the Share Handling Regulations of the Company effective as of April 14, 2025;

(e)	a copy of the minutes of the meetings of the Board of Directors of the Company held on April 10, 2025;

(f)	a form of the Underwriting Agreement (the “Underwriting Agreement”) to be executed between the Company and the underwriters named therein; and

(g)	a copy of the Registration Statement and all exhibits thereto.

We have also examined such certificates and other records and documents of the Company and such other matters, documents and records, and considered such questions of the laws of Japan, as we have deemed necessary or appropriate for the purpose of furnishing this opinion.

Based upon the above examination and subject to the further assumptions and qualifications set forth below, we are of the opinion that insofar as the laws of Japan, in effect as of the date hereof, are concerned, (i) the Primary Shares to be newly issued and delivered by the Company under the Underwriting Agreement have been duly and validly authorized, and when the Primary Shares are issued and delivered in exchange for payment in full to the Company of all considerations required therefor, in the manner and on the terms and conditions described in the Registration Statement and in accordance with the proceedings described therein, all the Primary Shares will be duly and validly issued, fully paid, and non-assessable and (ii) the Secondary Shares registered under the Registration Statement are duly and validly issued, fully paid, and non-assessable.

The foregoing opinion is subject to the assumptions and qualifications set forth below:

(a)	In conducting our examination, we have assumed, without independent verification, that:

	(i)	all signatures or seal impressions on any documents we reviewed are true and genuine;

	(ii)	all documents submitted to us as originals are authentic and complete;

	(iii)	all documents submitted to us as copies are accurate and complete and conform to the originals thereof that are authentic and complete;

	(iv)	all documents submitted to us as forms will be duly and validly executed by relevant parties in such forms;

	(v)	the factual matters stated in the documents we reviewed are true and correct; and

	(vi)	the parties, other than the Company, executing or delivering such documents were entities validly existing under the laws of the relevant jurisdictions and had the power, corporate or other, to execute or deliver such documents and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect of the due authorizations of such parties (other than the Company);

(vii)	all relevant matters would be found to be legal, valid, and binding under the applicable laws of, or not otherwise contrary to public policy or any mandatory provisions of applicable laws of, any jurisdiction other than Japan, as presently or hereafter in force or given effect;

(viii)	no agreements, contracts, instruments, or documents which may contradict or be inconsistent with, or affect the characterization or the nature of, all the documents so examined or the transactions contemplated thereunder have existed or been made between any parties to such documents so examined;

(ix)	the Securities will be offered in the manner and on the terms and conditions described or referred to in the Registration Statement; and

(x)	the Company and the Representative will have taken all necessary steps to be required after the date hereof under the applicable laws and regulations.

(b)	The above opinion is subject to the qualifications and limitations set forth below:

	(i)	this opinion is strictly limited to the matters expressly stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein;

	(ii)	our opinion expressed herein is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan, and we do not purport to express or imply any opinion with respect to the applicability or effect of the laws of any other jurisdiction;

	(iii)	we have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the applicability or effect of any law of any jurisdiction other than Japan. We express no opinion concerning, and assume no responsibility as to, laws or judicial decisions related to any U.S. federal laws, rules or regulations, including but not limited to any U.S. federal securities laws, rules or regulations, or any U.S. state securities or “blue sky” laws, rules or regulations; and

	(iv)	in this opinion and the Registration Statement, Japanese legal terms and concepts that are expressed in English language must be construed in accordance with Japanese law. The terms and concepts concerned may not be identical to the terms or concepts described by the equivalent English language as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions.

We hereby consent to the reference to our firm’s name under the caption “LEGAL MATTERS” in the Prospectus included in the Registration Statement and the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours sincerely,

/s/ Ryo Kawabata

Ryo Kawabata

Attorney-at-law in Japan,

Partner, Mori Hamada & Matsumoto